                                                                                           ------------------------------
                                      UNITED STATES                                        OMB APPROVAL
                                                                                           ------------------------------
                           SECURITIES AND EXCHANGE COMMISSION                              OMB Number: 3235-0145
                                                                                           ------------------------------
                                 WASHINGTON, D.C. 20549                                    Expires: December 31, 2005
                                                                                           ------------------------------
                                                                                           Estimated average burden
                                                                                           hours per response. . . 11
                                                                                           ------------------------------

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2 )*


                            DIALOG SEMICONDUCTOR PLC

                                (Name of Issuer)

                Ordinary Shares, (pound)0.10 par value per Share

                         (Title of Class of Securities)

                                    252498902

                                 (CUSIP Number)

                                  June 30, 2003

             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]            Rule 13d-1(b)
     [ ]            Rule 13d-1(c)
     [X]            Rule 13d-1(d)

-------------

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 252498902                                                                  PAGE 2 of 10 PAGES
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Scotland VI LP
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
----------------------- ---------- ---------------------------------------------------------------------------------
      NUMBER OF         5.         SOLE VOTING POWER
       SHARES                               0
    BENEFICIALLY        ---------- ---------------------------------------------------------------------------------
      OWNED BY          6.         SHARED VOTING POWER
        EACH                                9,960,793
      REPORTING         ---------- ---------------------------------------------------------------------------------
     PERSON WITH        7.         SOLE DISPOSITIVE POWER
                                            0
                        ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            9,960,793
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,960,793
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 252498902                                                                  PAGE 3 of 10 PAGES
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Scotland VI Co. Ltd
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
----------------------- ---------- ---------------------------------------------------------------------------------
       NUMBER OF        5.         SOLE VOTING POWER
        SHARES                             0
     BENEFICIALLY       ---------- ---------------------------------------------------------------------------------
        OWNED BY        6.         SHARED VOTING POWER
         EACH                               9,960,793
      REPORTING         ---------- ---------------------------------------------------------------------------------
     PERSON WITH        7.         SOLE DISPOSITIVE POWER
                                            0
                        ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            9,960,793
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,960,793
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------- ----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 252498902                                                                  PAGE 4 of 10 PAGES
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Partners Holdings Ltd
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   England
----------------------- ---------- ---------------------------------------------------------------------------------
      NUMBER OF         5.         SOLE VOTING POWER
       SHARES                               0
    BENEFICIALLY        ---------- ---------------------------------------------------------------------------------
      OWNED BY          6.         SHARED VOTING POWER
        EACH                                9,960,793
     REPORTING          ---------- ---------------------------------------------------------------------------------
    PERSON WITH         7.         SOLE DISPOSITIVE POWER
                                            0
                        ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            9,960,793
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,960,793
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 252498902                                                                  PAGE 5 of 10 PAGES
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Partners Ltd
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Scotland
----------------------- ---------- ---------------------------------------------------------------------------------
       NUMBER OF        5.         SOLE VOTING POWER
         SHARES                             0
      BENEFICIALLY      ---------- ---------------------------------------------------------------------------------
        OWNED BY        6.         SHARED VOTING POWER
          EACH                              9,960,793
       REPORTING        ---------- ---------------------------------------------------------------------------------
      PERSON WITH       7.         SOLE DISPOSITIVE POWER
                                            0
                        ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            9,960,793
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,960,793
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   CO
--------- ----------------------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------------------------------
CUSIP NO. 252498902                                                                  PAGE 6 of 10 PAGES
--------- ----------------------------------------------------------------------------------------------------------
1.        NAMES OF REPORTING PERSONS
          IRS IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
                   Apax Germany II, L.P.
--------- ------------------------------------------------------------------------------------------- --------------
2.        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)                         (a) [ ]
                                                                                                      (b) [ ]
--------- ----------------------------------------------------------------------------------------------------------
3.        SEC USE ONLY

--------- ----------------------------------------------------------------------------------------------------------
4.        CITIZENSHIP OR PLACE OF ORGANIZATION
                   Delaware
----------------------- ---------- ---------------------------------------------------------------------------------
       NUMBER OF        5.         SOLE VOTING POWER
        SHARES                              0
     BENEFICIALLY       ---------- ---------------------------------------------------------------------------------
       OWNED BY         6.         SHARED VOTING POWER
         EACH                               9,960,793
      REPORTING         ---------- ---------------------------------------------------------------------------------
     PERSON WITH        7.         SOLE DISPOSITIVE POWER
                                            0
                        ---------- ---------------------------------------------------------------------------------
                        8.         SHARED DISPOSITIVE POWER
                                            9,960,793
--------- ----------------------------------------------------------------------------------------------------------
9.        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                   9,960,793
--------- ------------------------------------------------------------------------------------------- --------------
10.       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)             [ ]

--------- ----------------------------------------------------------------------------------------------------------
11.       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                   22.6%
--------- ----------------------------------------------------------------------------------------------------------
12.       TYPE OF REPORTING PERSON (See Instructions)
                   PN
--------- ----------------------------------------------------------------------------------------------------------

                                                             PAGE 7 of 10 PAGES

Item 1.          (a)    Name of Issuer:

                        Dialog Semiconductor PLC

                 (b)    Address of Issuer's Principal Executive Offices:

                        Neue Strasse 95
                        D-73230 Kirchheim/Tech-Nabern
                        Germany

Item 2.          (a)    Name of Person(s) Filing:

                        (i) Apax Scotland VI Co. Limited, a limited liability company organised under the laws of Scotland, (ii) Apax Scotland VI LP, a limited liability partnership organised under the laws of Scotland, (iii) Apax Partners Holdings Ltd, a limited liability company organised under the laws of England and Wales, and (iv) Apax Partners Limited, a limited liability company organised under the laws of England and Wales, under the following capacities:

                              Apax Scotland VI Co. Limited is the General
                              Partner of Apax Scotland VI LP, which is the
                              General Partner of the following funds (the
                              "Funds"), each of which owns Ordinary Shares of the Issuer:

                                 APAX UK VI-A, L.P.
                                 APAX UK VI-B, L.P.
                                 APAX UK VI-C, L.P.
                                 APAX UK VI-D, L.P.
                                 APAX UK VI-E, L.P.

                              Apax Partners Holdings Ltd is the controlling stockholder of Apax Partners Ltd, which is the Manager of each of the Funds.

                        and (v) Apax Germany II, L.P., a Delaware limited partnership,

                        The filing of this statement is not an admission by any Reporting Person that such Reporting Person and any other Reporting Person or Reporting Persons constitute a "group" for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, or Rule 13d-5 thereunder or that any Reporting Person is the beneficial owner of any securities owned by any other Reporting Person.

                 (b)    Address of Principal Business Office or, if none,
                        Residence:

                        15 Portland Place
                        London, W1B 1PT England

                                                             PAGE 8 of 10 PAGES

                 (c)    Citizenship:

                        APAX Scotland L.P. and APAX Scotland Company
                        Scotland

                        APAX Partners Ltd and APAX Partners Holdings Ltd England and Wales

                        Apax Germany II, L.P.
                        Delaware

                 (d)    Title of Class of Securities:

                        Ordinary Shares, (pound)0.10 par value per Share

                 (e)    CUSIP Number:

                        252498902

Item 3. If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)              [ ]    Broker or dealer registered under Section 15 of the Act.

(b)              [ ]    Bank as defined in Section 3(a)(6) of the Act.

(c)              [ ]    Insurance company as defined in Section 3(a)(19) of the
                        Act.

(d)              [ ]    Investment company registered under Section 8 of the
                        Investment Company Act of 1940.

(e)              [ ]    An investment adviser in accordance with ss.240.13d-1(b)
                        (1)(ii)(E).

(f)              [ ]    An employee benefit plan or endowment fund in accordance
                        with ss.240.13d-1(b)(1)(ii)(F).

(g)              [ ]    A parent holding company or control person in accordance
                        with ss.240.13d-1(b)(1)(ii)(G).

(h)              [ ]    A savings associations as defined in Section 3(b) of the
                        Federal Deposit Insurance Act.

(i)              [ ]    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act of 1940.

(j)              [ ]    Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.          Ownership.
            (a)  Amount beneficially owned:   9,960,793  .
                                            -------------
            (b)  Percent of class:   22.6  .
                                   --------
            (c)  Number of shares as to which the person has:

                   (i) Sole power to vote or to direct the vote NIL.

                  (ii) Shared power to vote or to direct the vote 9,960,793.

                 (iii) Sole power to dispose or to direct the disposition of
                       NIL.

                  (iv) Shared power to dispose or to direct the disposition of
                       9,960,793 .

                                                             PAGE 9 of 10 PAGES

Item 5.          Ownership of Five Percent or Less of a Class.

                 If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6.          Ownership of More than Five Percent on Behalf of Another
                 Person.

                 Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

                 Not applicable.

Item 8.          Identification and Classification of Members of the Group.

                 Not applicable.

Item 9.          Notice of Dissolution of Group.

                 Not applicable.

Item 10.         Certification.

                 Not applicable.

                                                             PAGE 10 of 10 PAGES


                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

         22 September, 2003
--------------------------------------
                (Date)

APAX SCOTLAND VI LP                                             APAX SCOTLAND VI CO LIMITED
By: APAX SCOTLAND VI CO LIMITED
         its General Partner


By:  /s/ Clive Richard Sherling                                 By:  /s/ Clive Richard Sherling
    -------------------------------------------                     ----------------------------------------
         Clive Richard Sherling, Director                                Clive Richard Sherling

By:  /s/ Peter David Englander                                  By:  /s/ Peter David Englander
    -------------------------------------------                     ----------------------------------------
         Peter David Englander, Director                                 Peter David Englander

APAX PARTNERS LTD                                               APAX PARTNERS HOLDINGS LTD


By:  /s/ Clive Richard Sherling                                 By:  /s/ Clive Richard Sherling
    -------------------------------------------                     ----------------------------------------
         Clive Richard Sherling, Director                                Clive Richard Sherling, Director

By:  /s/ Peter David Englander                                  By:  /s/ Peter David Englander
    -------------------------------------------                     ----------------------------------------
         Peter David Englander, Director                                 Peter David Englander, Director

APAX GERMANY II, LP
By: APAX PARTNERS & CO. (GERMANY) II LTD.
         its Managing General Partner


By:  /s/ Paul Adrian Barlow Beecroft
    -------------------------------------------
         Paul Adrian Barlow Beecroft, Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7 for other parties for whom copies are to be sent.

Attention:   Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)